Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
THIRD QUARTER FISCAL 2011

FOREST CITY, IOWA, June 16, 2011 - Winnebago Industries, Inc. (NYSE:WGO), one of the leading United States (U.S.) recreation vehicle manufacturers, today reported results for the Company's third quarter and first nine months of Fiscal 2011.

Consolidated revenues for the third quarter of Fiscal 2011 ended May 28, 2011 were $135.6 million, an increase of 0.6% percent, versus $134.8 million for the third quarter of Fiscal 2010. Included within consolidated revenues were $7.2 million associated with towable products. The Company reported an operating profit of $0.5 million for the quarter, versus an operating profit of $3.4 million for the third quarter of Fiscal 2010. Net income for the third quarter of Fiscal 2011 was $1.2 million versus net income of $6.0 million for the third quarter of Fiscal 2010. On a diluted per share basis, the Company had net income of $0.04 for the third quarter of Fiscal 2011 versus net income of $0.21 for the third quarter of Fiscal 2010. The net income for the third quarter of Fiscal 2010 reflected the positive effect of $.08 per diluted share in tax benefits associated with resolution of tax audits and various tax planning initiatives.

The third quarter of Fiscal 2011 as compared to the third quarter of Fiscal 2010 was negatively impacted by last-in, first-out (LIFO) inventory expense as opposed to LIFO income in the prior year, commodity inflation, an impairment charge on an asset held for sale, as well as increased discounts, repurchase exposure and legal costs. These negative items were partially offset by a tax benefit recorded in the third quarter of Fiscal 2011, primarily due to a favorable adjustment as a result of a lower annual effective tax rate.

Consolidated revenues for the first nine months of Fiscal 2011 were $365.9 million, an increase of 12.1 percent, compared to $326.4 million for the first nine months of Fiscal 2010. Included within consolidated revenues were $9.0 million associated with towable products. The Company reported an operating profit of $9.5 million for the first nine months of Fiscal 2011, compared to an operating loss of $4.4 million for the first nine months of Fiscal 2010. The net income for the first nine months of Fiscal 2011 was $8.3 million, or $0.28 per diluted share, versus a net income of $5.4 million, or $0.18 per diluted share, for the first nine months of Fiscal 2010. A tax benefit of $.33 per diluted share was recorded in the first nine months of Fiscal 2010, which primarily related to tax benefits associated with the carryback of Fiscal 2009 net operating losses permitted by tax law changes and tax benefits associated with various tax planning initiatives and tax settlements.

"The retail market for motor homes softened during our third Fiscal quarter, adding to our disappointment with the level of industry retail sales thus far in Calendar 2011 compared with the prior year," said Winnebago Industries' Chairman and CEO Bob Olson. "While discouraging, it is understandable in the context of new job creation slowing in America, along with reports of falling home prices, declining auto sales, weaker consumer spending, the concern over rising fuel prices and the impact these issues are currently having on the stock market. We remain concerned the current recovery appears to be slowing."

According to Winnebago Industries' President Randy Potts, "We have started to produce our 2012 motor home lineup and we are introducing these new and exciting products to our dealers throughout our fourth quarter. In addition, the Winnebago Industries Towables subsidiary continues to make progress with new and redesigned SunnyBrook brand products to be introduced throughout the summer. We also expect to debut Winnebago brand towable products in the coming months."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, June 16, 2011. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, ERA and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	May 28, 2011		May 29, 2010
Net revenues	$135,568	100.0%	$134,813	100.0%
Cost of goods sold	126,865	93.6%	125,058	92.8%
Gross profit	8,703	6.4%	9,755	7.2%
Operating expenses:
Selling	3,608	2.7%	3,107	2.3%
General and administrative	3,952	2.9%	3,244	2.4%
Assets held for sale impairment	605	0.4%	—	—%
Total operating expenses	8,165	6.0%	6,351	4.7%
Operating income	538	0.4%	3,404	2.5%
Non-operating income	76	0.1%	158	0.1%
Income before taxes	614	0.5%	3,562	2.6%
Benefit for taxes	(581)	(0.4)%	(2,430)	(1.8)%
Net income	$1,195	0.9%	$5,992	4.4%
Income per common share:
Basic	$0.04		$0.21
Diluted	$0.04		$0.21
Weighted average common shares outstanding:
Basic	29,124		29,098
Diluted	29,152		29,107

	Nine Months Ended
	May 28, 2011		May 29, 2010
Net revenues	$365,872	100.0%	$326,359	100.0%
Cost of goods sold	334,646	91.5%	311,296	95.4%
Gross profit	31,226	8.5%	15,063	4.6%
Operating expenses:
Selling	10,129	2.8%	9,438	2.9%
General and administrative	11,623	3.2%	10,056	3.1%
Assets held for sale impairment and gain	(39)	—%	—	—%
Total operating expenses	21,713	5.9%	19,494	6.0%
Operating income (loss)	9,513	2.6%	(4,431)	(1.4)%
Non-operating income	550	0.2%	289	0.1%
Income (loss) before income taxes	10,063	2.8%	(4,142)	(1.3)%
Provision (benefit) for taxes	1,767	0.5%	(9,496)	(2.9)%
Net income	$8,296	2.3%	$5,354	1.6%
Income per common share:
Basic	$0.28		$0.18
Diluted	$0.28		$0.18
Weighted average common shares outstanding:
Weighted average common shares outstanding:	29,118		29,084
Diluted	29,135		29,097

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	May 28, 2011	August 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$65,230	$74,691
Short-term investments	250	—
Receivables, net	17,408	18,798
Inventories	76,346	43,526
Prepaid expenses and other assets	4,298	4,570
Income taxes receivable	380	132
Total current assets	163,912	141,717
Total property and equipment, net	23,365	25,677
Assets held for sale	600	4,254
Long-term investments	10,911	17,785
Investment in life insurance	23,249	23,250
Goodwill	1,228	—
Amortizable intangible assets	739	—
Other assets	17,009	14,674
Total assets	$241,013	$227,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,563	$19,725
Income taxes payable	66	99
Accrued expenses	31,844	30,548
Total current liabilities	54,473	50,372
Long-term liabilities:
Unrecognized tax benefits	5,511	5,877
Postretirement health care and deferred compensation benefits, net of current portion	75,937	73,581
Total long-term liabilities	81,448	79,458
Stockholders' equity:	105,092	97,527
Total liabilities and stockholders equity	$241,013	$227,357

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	May 28, 2011	May 29, 2010
Operating activities:
Net income	$8,296	$5,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,193	4,850
LIFO expense (income)	1,193	(34)
Asset impairment	605	—
Stock-based compensation	1,001	414
Deferred income taxes including valuation allowance	874	—
Postretirement benefit income and deferred compensation expense	1,034	927
Provision (reduction) for doubtful accounts	5	(65)
Increase in cash surrender value of life insurance policies	(617)	(962)
(Gain) loss on the sale or disposal of property	(867)	14
Gain on life insurance	(372)	—
Other	90	58
Change in assets and liabilities:
Inventories	(30,091)	7,750
Receivables and prepaid assets	2,609	843
Income taxes and unrecognized tax benefits	(747)	13,736
Accounts payable and accrued expenses	1,523	6,605
Postretirement and deferred compensation benefits	(2,792)	(2,679)
Net cash (used in) provided by operating activities	(14,063)	36,811

Investing activities:
Proceeds from the sale of investments at par	6,450	12,900
Proceeds from life insurance	659	—
Purchases of property and equipment	(1,590)	(1,467)
Proceeds from the sale of property	4,009	58
Cash paid for acquisition, net of cash acquired	(4,694)	—
Other	(410)	127
Net cash provided by investing activities	4,424	11,618

Investing activities:
Payments for purchases of common stock	(89)	(249)
Payments on ARS portfolio	—	(8,490)
Proceeds from exercise of stock options	83	280
Other	184	(240)
Net cash provided by (used in) financing activities	178	(8,699)

Net (decrease) increase in cash and cash equivalents	(9,461)	39,730
Cash and cash equivalents at beginning of period	74,691	36,566
Cash and cash equivalents at end of period	$65,230	$76,296

Supplemental cash flow disclosure:
Income taxes paid (refunded)	$1,638	$(23,390)

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	May 28, 2011	Product Mix %	May 29, 2010	Product Mix %	Units	% Change
Class A gas	425	33.1%	417	30.5%	8	1.9%
Class A diesel	204	15.9%	273	20.0%	(69)	(25.3)%
Total Class A	629	49.0%	690	50.5%	(61)	(8.8)%
Class B	1	0.1%	76	5.6%	(75)	(98.7)%
Class C	653	50.9%	600	43.9%	53	8.8%
Total motor homes	1,283	100.0%	1,366	100.0%	(83)	(6.1)%

Fifth wheel	94	28.8%
Travel trailer	232	71.2%
Total towables	326	100.0%

	Nine Months Ended				Change
(In units)	May 28, 2011	Product Mix %	May 29, 2010	Product Mix %	Units	% Change
Class A gas	1,145	34.6%	1,030	31.5%	115	11.2%
Class A diesel	692	20.9%	707	21.6%	(15)	(2.1)%
Total Class A	1,837	55.5%	1,737	53.1%	100	5.8%
Class B	2	0.1%	202	6.2%	(200)	(99.0)%
Class C	1,468	44.4%	1,330	40.7%	138	10.4%
Total motor homes	3,307	100.0%	3,269	100.0%	38	1.2%

Fifth wheel	115	28.0%
Travel trailer	296	72.0%
Total towables	411	100.0%

Winnebago Industries, Inc.
Unaudited Backlog

	As Of
	May 28, 2011		May 29, 2010		(Decrease)
	Units	% (1)	Units	% (1)	Increase
Class A gas	187	29.1%	323	34.5%	(136)	(42.1)%
Class A diesel	113	17.6%	234	25.0%	(121)	(51.7)%
Total Class A	300	46.7%	557	59.6%	(257)	(46.1)%
Class B	130	20.2%	34	3.6%	96	282.4%
Class C	212	33.0%	344	36.8%	(132)	(38.4)%
Total motor home backlog (2)	642	100.0%	935	100.0%	(293)	(31.3)%

Fifth wheel	46	28.0%
Travel trailer	118	72.0%
Total towable backlog (2)	164	100.0%

Total approximate backlog revenue (in 000's):
Motor home	$61,924		$93,214		$(31,290)	(33.6)%
Towable	$3,532		—

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted purchase orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Unaudited Dealer Inventory

	As Of
	5/28/2011	5/29/2010	(Decrease)
	Units	Units	Increase
Motor home	2,068	2,000	68	3.4%
Towable	1,028	—